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                                                                    Exhibit 99.1

                  THE NORTH FACE, INC. TO REVIEW PRIOR RESULTS

     CARBONDALE, COLORADO (March 11, 1999) - The North Face, Inc. (Nasdaq: TNFI) announced today that the Audit Committee of the Company's Board of Directors is evaluating the accounting treatment of certain transactions recorded during the fourth quarter of 1997 and the first quarter of 1998. This evaluation is likely to result in the restatement of previously announced year ended December 31, 1997 and first quarter 1998 financial statements. The Audit Committee is in the process of engaging independent accountants to work with the Company's outside counsel to assist in this evaluation. This process will result in postponement of the completion of the Company's year-end 1998 audit. The Company stated that the Transaction Agreement that was announced on February 27, 1999 remains in effect.

Quote for reference ticker symbols: TNFI

     The North Face, Inc. designs and distributes technically sophisticated outerwear, snowsports apparel, functional sportswear, tents, sleeping bags, backpacks, daypacks, accessories and rugged footwear under The North Face name. Through its subsidiaries, La Sportiva s.r.L. and La Sportiva USA, the Company designs, manufactures and distributes rock climbing shoes, mountaineering boots and other rugged footwear under the La Sportiva name. The Company sells its products primarily to select specialty retailers throughout the United States, Europe and Canada.

CONTACT: John Batelli, Director, Investor Relations of The North Face, Inc., 510-618-3631; or Chris Danne of Morgen-Walke Associates, 415-296-7383.